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                        NIVO INTERNATIONAL CORPORATION

                   WORK FOR HIRE / NONDISCLOSURE  AGREEMENT


     THIS AGREEMENT made and entered into this 10th day of December, 1999 by and between Nivo International Corporation ("Nivo") and GENISYS Information Systems Inc. ("Contractor").

                                  WITNESSETH

     WHEREAS, Nivo is an independent provider of educational and certification testing products on desktop computer applications and, for example, is authorized by Microsoft Corporation to conduct the Microsoft Office User Specialist educational and certification examination program for the Microsoft Office software products (the "MOUS Program") throughout the world; and

     WHEREAS, the Nivo desires the Contractor to provide certain services; and

     WHEREAS, Nivo and Contractor acknowledge that the work performed by Contractor will be integrated into and to become part of certain proprietary products owned by Nivo; and

     WHEREAS, both Nivo and Contractor desire to set forth in writing the terms and conditions of their dealings, relating to rights to MOUS examination software, including all know-how, trade secrets, copyrights and patentable inventions, customer information and reports, (hereafter referred to collectively as the "Program Materials");

     NOW THEREFORE, in consideration of the premises hereof and the mutual covenants and conditions herein after set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nivo and Contractor, intending to be legally bound, hereby agree as follows:

     1.   SERVICES

          1.1 On the terms and conditions set forth in this Agreement, Nivo hereby engages Contractor to perform the duties set forth in the attached Exhibit A, and Contractor hereby accepts such engagement.

          1.2 Nothing herein shall be deemed to preclude Nivo from retaining the services of other persons or entities undertaking the same or similar services as those undertaken by Contractor.

     2. TERM. This Agreement shall terminate. one year from the date hereof unless earlier terminated by either party upon 5 days' written notice to the other party or extended by written agreement signed by both parties.

     3. INDEPENDENT CONTRACTOR. Contractor agrees that it shall be acting as an independent contractor and shall not be considered or deemed to be an agent, employee, joint venturer, or partner of Nivo. Contractor shall have no authority to contract for or bind Nivo in any manner and shall not represent itself as an agent of Nivo or as otherwise authorized to act for on behalf of Nivo. Contractor shall have no status as employee or any right to any benefits that Nivo grants its employees.

     4. COMPENSATION. Nivo agrees to pay Contractor in accordance with the terms of Exhibit A.

     5. OBLIGATION FOR EXPENSES. This agreement does not entitle Contractor to any reimbursement of expenses, and Contractor shall bear sole responsibility for any expenses it may incur at any time and in any connection with its performance hereunder, except as described in Exhibit A.

     6.   OWNERSHIP OF PROGRAM MATERIALS.

          6.1 Contractor agrees that all Program Materials, reports, and other data or materials or generated or developed by Contractor under this Agreement or furnished by Nivo to Contractor shall be and remain the property of Nivo. Contractor specifically agrees that all copyrightable material generated or developed under this Agreement shall be considered works made for hue and that such material shall, upon creation, be owned exclusively by Nivo. Nivo shall be entitled to obtain and hold in its name all copyrights in respect of such materials.

          6.2 If and to the extent Contractor may, under applicable law, be entitled to claim any ownership interest in the data or materials generated or developed by Contractor under this Agreement, Contractor hereby transfers; grants, conveys, assigns, and relinquishes exclusively to Nivo all of the Contractor's right, title, and interest in and to such materials under patent, copyright, trade secret, trademark and other law, in perpetuity or for the longest period otherwise permitted by law.

          6.3 To the extent that any preexisting rights are embodied or reflected in the data or materials generated or developed by Contractor, Contractor hereby grants to Nivo the irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to (1) use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such preexisting rights and any derivative works thereof and (2) authorize others to do any or all of the foregoing.

          6.4 Contractor hereby represents and warrants that it has full right and authority to perform its obligations and grant the rights and licenses herein granted, and that it has neither assigned nor otherwise entered into an agreement by which it purports to assign or transfer any right, title; or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement. Contractor covenants and agrees that it shall not enter into any such agreements.

          6.5  This Section 6 shall survive any termination of this Agreement.

     7.   CONFIDENTIAL INFORMATION--NONDISCLOSURE.

          7.1 Contractor hereby agrees to keep confidential, and not use or disclose to any person, all information, whether provided to Contractor in writing or orally, about Nivo's products, services, product and service design, marketing, accounting, information gathering techniques and methods, business data, and customers, and all other information used or useful in Nivo's business and not generally known to competitors of Nivo ("Confidential Information").

          7.2 With respect to Confidential Information disclosed under this Agreement, the party to whom the Information is disclosed shall have no obligation to preserve the proprietary nature of any Information which: (a) was previously known to such party free of any obligation to keep it confidential; or (b) is or becomes publicly available by means other than breach of the receiving party's obligation under this Agreement; or (c) is developed by or on behalf of such party independent of any Information furnished under this Agreement; or (d) is received from a third party whose disclosure does not, to the receiving party's knowledge, violate any confidentiality obligation.

          7.3 Any breach of Section 7.1 will cause substantial harm to Nivo's business. In the event of a breach or a threatened breach of Section 7.1, Nivo shall be entitled to temporary and permanent injunctive relief to restrain such breach, and to any other appropriate equitable relief. Nothing herein shall be construed as prohibiting Nivo from pursuing any other remedy available to it at law or in equity for such breach or threatened breach.

          7.4 Contractor shall upon the termination of this Agreement, immediately deliver up to Nivo all Confidential Information received during the term of the Agreement.

          7.5 This Section 7 shall survive any termination of this Agreement and Contractor's obligations with respect to Confidential Information received during the term of the Agreement shall survive and continue for a period of not less than three (3) years following the expiration or termination of the Agreement.

     8. RETURN OF MATERIALS. Upon the request of Nivo, but in any event upon termination of this Agreement, Contractor shall surrender to Nivo all memoranda, notes, records, drawings, manuals, computer software, and other documents or materials (and all copies of the same) pertaining to the Program Materials, reports, and other data or materials generated or developed by Contractor or furnished by Nivo to Contractor.

     9. SCOPE OF AGREEMENT. This Agreement is intended by the parties to be the final expression of their agreement, and it constitutes the full and entire understanding between the parties with respect to the subject hereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be amended only in writing signed by the parties to this Agreement.

     10. TERMINATION. In the event of termination under this Section 2 upon five days' notice by either party prior to the expiration of the term hereof, Nivo shall be obligated to compensate Contractor at the rate provided in Exhibit A for the work completed prior to the notice of termination.

     11. GOVERNING LAW. This Agreement is made under, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Utah.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

CONTRACTOR:                             COMPANY:


GENISYS INFORMATION SYSTEMS, INC.       NIVO INTERNATIONAL


By:  /s/ Craig Crawford                 By:
     -----------------------------           ------------------------------
     Craig Crawford, President

Date:  December 10, 1999                Date:

Address for correspondence:             Address for correspondence:

654 North Belt East, Suite 310          1317 East 750 North
Houston, TX  77060                      Orem, Utah  84097


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                                   EXHIBIT A
                                      to
                            Work for Hire Agreement
                           Dated December  10, 1999
                                    between
                         Nivo Corporation and GENISYS

1.   Contractors duties.

     Review JTA survey comments and where appropriate, suggest modifications/clarifications to Microsoft Project 2000 MOUS exam objectives no later than November 246', 1999; write, per the instructions contained in the Nivo Item Writer's Guide, and deliver to Nivo up to one hundred and ten (110) original examination items, or questions, consisting of one, two and three subparts, premised on three to five background files, no later than December 15, 1999; review and where appropriate, incorporate feedback from item reviewers by dates to be specified by Nivo product management.

2.   Remuneration.

     For execution of the above duties, Nivo shall pay Contractor six-thousand-two-hundred and fifty dollars ($6,250) upon completion of the first draft of up to one-hundred and ten (110) original examination items. Following review and finalization by Contractor of the examination items, Nivo shall pay Contractor a second installment of six thousand two hundred and fifty dollars ($5,250) for a total contract value of twelve thousand five hundred dollars ($12,500).